EXHIBIT 99.1

PRESS RELEASE

EDUCATIONAL DEVELOPMENT CORPORATION

ANNOUNCES FISCAL FOURTH QUARTER AND FISCAL 2023 RESULTS

TULSA, OK, May 11, 2023—Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC), a publishing company specializing in books and educational products for children, today reports financial results for the fiscal fourth quarter and fiscal year ended February 28, 2023.

Year-to-Date Summary Compared to the Prior Year

●	Net revenues of $87.8 million, a decrease of $54.4 million, or 38.3%, compared to $142.2 million.
●	Average active PaperPie Brand Partners totaled 28,000 compared to 44,900.
●	Earnings (loss) before income taxes were $(3.4) million, a decrease of $14.6 million, compared to $11.2 million.
●	Net earnings (loss) totaled $(2.5) million, compared to $8.3 million, a decrease of $10.8 million, or 130.1%.
●	Earnings (loss) per share totaled $(0.31), compared to $0.98, down 131.6% on a fully diluted basis.

Fourth Quarter Summary Compared to the Prior Year Fourth Quarter

●	Net revenues were $15.0 million, a decrease of $8.3 million, or 35.6%, compared to $23.3 million.
●	Average active PaperPie Brand Partners totaled 26,100 compared to 37,500.
●	Earnings (loss) before income taxes were $(2.6) million, a decrease of $2.9 million, compared to $0.3 million.
●	Net earnings (loss) totaled $(1.9) million, compared to $0.3 million, a decrease of $2.2 million, or 733.3%.
●	Earnings (loss) share totaled $(0.24), compared to $0.04, on a fully diluted basis.

“Our fourth quarter sales volumes continued to be negatively impacted by high inflation, particularly regarding high food and fuel costs which directly impact our primary customers, families with young children. Inflation has been a headwind for us all year and we expect this to continue into our fiscal 2024. Sales in the fourth quarter were also impacted by the one-time strategic rebranding of our direct sales division PaperPie, formerly known as Usborne Books & More (“UBAM”). With the incredible efforts of our sales and marketing teams, we announced our planned rebrand in June 2022 and published our rebrand the first week of January. This was a great accomplishment and encompasses a better representation of the growing diversity of our products. Following the rebrand and completion of our new PaperPie Resource Library, our Brand Partners (formerly referred to as “consultants”) had to update their individual social media pages and personal websites, incorporating our new PaperPie name, logo~~s~~, tagline, etc. The time spent and focus on rebranding these business tools created another short term impact on our ability to create sales, most evident in the first two weeks of January. We have seen the impact of the one-time rebranding lessen each month since the initial launch of PaperPie. In addition, we expect next month to be pivotal in the rebrand completion as, by the end of June, every Brand Partner will have made a sale under PaperPie or will have initially joined as a PaperPie Brand Partner,” stated Craig White, President and CEO of Educational Development Corporation.

“Our active Brand Partner numbers are a key indicator for the sales volumes of our PaperPie division. We saw our active Brand Partners stabilize around 27,000 in the Fall but then trended downward this calendar year. In February, our active Brand Partners dropped below 25,000 for the first time since 2016. However, the silver lining is that our Brand Partners at leadership levels remain higher than pre-pandemic numbers. These Brand Partners at leadership levels are the key drivers for new recruiting and sales growth. Given the strength of these numbers, we expect active Brand Partner growth this year. Further, during difficult economic times, we have historically seen Brand Partner numbers increase as more families look for non-traditional income streams. Although we are in an unusual job market, we still expect continued inflationary challenges will drive new Brand Partners to join PaperPie.”

“Also in January, we launched ten new SmartLab Toys products and I could not be more pleased with the early results. We have since launched an additional three toys in March. Gross Sales of these initial thirteen toys have already totaled approximately $2.0 million, or 90,000 units, and we still have over twenty additional toys scheduled to be released in the next twelve months. SmartLab Toys products are available through both of our sales divisions, and we have received international purchase orders from customers based in China, Korea, France and the U.K. We are still in the early phase of the rollout of this new product line but are very excited by the initial results.”

“Our fourth quarter pretax loss of $2.6 million captured several one-time items, including $0.5 million associated with the reduced sales from the strategic rebrand, a $0.3 million write-off of UBAM supplies, $0.2 million in additional expenses associated with SmartLab Toys startup costs and $0.1 million of shipping accessorial charges. We do not expect these one-time items to impact fiscal 2024. Our fourth quarter loss also was driven by increased outbound parcel costs per shipment, primarily from high fuel surcharges. During the first quarter of 2024, we began using an additional delivery service called “Mail Innovations”, which offers a more cost-effective delivery method using a combination of United Parcel Service (“UPS”) and United States Postal Service (“USPS”). We expect the transition to this service for a significant portion of our outbound shipments to result in cost savings starting in the first fiscal quarter of 2024. In addition, over the past year we have implemented many other cost-saving initiatives to offset the reduced profits, primarily from lower revenues. Our business has a long history of profitability and our core pricing, product costs and sales compensation fundamentals remain unchanged. While we are challenged by recent macro-economic pressures, which we continue to face, we are taking these pressures ‘head on’ and are working diligently to restore profitability to our business,” concluded Mr. White.

Pre-COVID, COVID Impacted and Current Year Comparison

Due to the significant positive impact of the COVID-19 pandemic on our business in previous years, we are providing the additional tables below to show pre-COVID, COVID impacted and current financial results for the fiscal year-to-date and fiscal fourth quarter:

YEAR-TO-DATE RESULTS (THROUGH FOURTH FISCAL QUARTER)
	Pre-COVID	COVID Impacted	COVID Impacted	Current Year
Period	FY 2020	FY 2021	FY 2022	FY 2023
Average # of Brand Partners	32,500	48,700	44,900	28,000
Net Revenues	113,011,900	204,635,100	142,228,800	87,829,000
Net Earnings (loss)	5,645,100	12,624,000	8,306,800	(2,504,900)
After tax profit (loss) %	5.0%	6.2%	5.8%	(2.9)%

QUARTERLY RESULTS (FOURTH FISCAL QUARTER)
	Pre-COVID	COVID Impacted	COVID Impacted	Current Year
Period	Q4 FY 2020	Q4 FY 2021	Q4 FY 2022	Q4 FY 2023
Average # of Brand Partners	31,400	58,900	37,500	26,100
Net Revenues	20,161,900	40,343,000	23,314,200	14,980,400
Net Earnings (loss)	538,100	2,168,300	323,900	(1,919,700)
After tax profit (loss) %	2.7%	5.4%	1.4%	(12.8)%

PaperPie’s net revenues decreased $7.3 million, or 35.8%, to $13.1 million during the three months ended February 28, 2023, when compared to $20.4 million during the same period a year ago. The average number of active Brand Partners in the fourth quarter of fiscal 2023 was 26,100, a decrease of 11,400, or 30.4%, from 37,500 average active Brand Partners selling in the fourth quarter of fiscal 2022.

Net revenues from our Publishing division decreased $1.1 million, or 37.9%, to $1.8 million during the three months ended February 28, 2023, when compared to $2.9 million during the same period a year ago. During fiscal 2023, we entered into a new distribution agreement (“Agreement”) with Usborne Publishing. Under the terms of our new Agreement, the Company no longer has the rights to distribute Usborne’s products to retail customers after November 15, 2022, at which time Usborne was to use a different distributor to supply retail accounts with their products. The November 15th transition date, at Usborne’s request, was extended into fiscal 2024. The transition between distributors brought disruption concerns to many of our retail customers and resulted in additional sales before the November 15th transition date. This pre-ordering in the fiscal third quarter negatively impacted fourth quarter sales.

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Months Ended February 28,		Twelve Months Ended February 28,
	2023	2022	2023	2022
NET REVENUES	$14,980,400	$23,314,200	$87,829,000	$142,228,800

EARNINGS (LOSS) BEFORE INCOME TAXES	(2,607,700)	314,500	(3,426,900)	11,235,900

INCOME TAXES	(688,000)	(9,400)	(922,000)	2,929,100
NET EARNINGS (LOSS)	$(1,919,700)	$323,900	$(2,504,900)	$8,306,800

DIVIDENDS PER SHARE	$-	$0.10	$-	$0.40

WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING
Basic	8,404,233	8,072,456	8,157,704	8,039,843
Diluted	8,404,233	8,461,810	8,157,704	8,452,340

Fiscal 2023 Earnings Call

Date: Thursday, May 11, 2023

Time: 3:30 PM CT (4:30 PM ET)

Dial-in number: (888) 396-8049

Conference ID: 83100865

The conference call will be broadcast live and audio replays will be available following the event at www.edcpub.com/investors.

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser or Jean Marie Young, (214) 872-2710

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new brand partners, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 28, 2023, all of which are difficult to predict. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 28, 2023 and speak only as of the date of this Press Release. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.